Exhibit 11

                        OWENS & MINOR, INC. AND SUBSIDIARIES

                        Calculation Of Net Income Per Share

(In thousands, except per share amounts)

                                                   Year ended December 31,
                                              ------------------------------
                                                   1993     1992      1991
                                                   ----     ----      ----
Net income from continuing operations         $   18,517   $15,435   $ 9,669

Discontinued operations:

  Income from discontinued operations,
   net of taxes                                        -        77     2,358

   Gain on disposals, net of other
   provisions and taxes                              911     5,610         -

Cumulative effect of change in
   accounting principles                             706      (730)        -
                                                 -------   -------   -------
Net income applicable to common shares        $   20,134   $20,392   $12,027
                                                 =======   =======   =======

Weighted average common shares
   and common share equivalents:

Common shares outstanding                         20,285    19,596    19,386

Common share equivalents-dilutive
   stock options                                     390       192       255
                                                 -------   -------   -------
Weighted average common shares
   and common share equivalents                   20,675    19,788    19,641











                                                 =======   =======   =======

Net income per share:

Continuing operations                            $   .90   $   .78   $   .49

Discontinued operations                              .04       .29       .12

Cumulative effect of change
  in accounting principles                           .03      (.04)        -
                                                 -------   -------   -------
Net income per share                             $   .97   $  1.03   $   .61
                                                 =======   =======   =======